Exhibit 10.94

THIRD ADDENDUM

to

Employment Agreement

of

Maureen Cavanaugh

This Third Addendum (the “Third Addendum”) to the Employment Agreement of Maureen Cavanaugh is entered into as of this 17th day of January 2022, between Lannett Company, Inc. (the “Company”) and Maureen Cavanaugh (“Ms. Cavanaugh”) (together, the Company and Ms. Cavanaugh shall be known as the “Parties”).

RECITALS

WHEREAS, Ms. Cavanaugh entered into an Employment Agreement with the Company as of May 7, 2018 (“Employment Agreement”);

WHEREAS, the Parties entered into an Addendum to Employment Agreement of Maureen Cavanaugh (“First Addendum”) effective as of July 1, 2018, wherein the Parties clarified that Section 10 of the Employment Agreement, which contains a confidentiality provision, shall not preclude Executive from voluntarily disclosing confidential information to governmental officials or participating in investigations into suspected violations of law without first notifying or obtaining the consent of the Company;

WHEREAS, the Parties entered into a Second Addendum to the Employment Agreement (“Third Amendment”) effective as of August 24, 2020, wherein the Parties agreed to include a provision granting the Board the authority to seek reimbursement of certain incentive compensation paid to Executive in the event the Company is required to issue a material accounting restatement caused by fraud or other misconduct, and Executive is found to have participated in, or knew or should have known about such fraud, and took no action to prevent it;

WHEREAS, the Parties wish to further amend Section 9(b) (relating to the acceleration of certain benefits in the event of termination without Cause);

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

1.	Capitalized Terms. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

2.	Paragraph 9(b) is deleted in its entirety and replaced with the following:

If Executive’s employment is terminated without Cause by Company, other than as provided in 9(c), or if Executive resigns with Good Reason, in addition to the Standard Entitlements payable in accordance with Section 9(a), Executive shall be entitled to the following amounts (collectively, the Severance Pay), the timing and payment of which shall be subject to applicable Section 409A requirements, as more fully set forth in Section 20 below: (i) the then-current base salary under Section 4 for a period of eighteen (18) months; (ii) insurance coverage provided to Executive equal to such coverage provided on the date of termination or, if ineligible for continued coverage under Company policies, reimbursement of the cost of comparable coverage for a period of eighteen (18) months; (iii) a pro-rated annual cash bonus for the then current fiscal year based on a calculation for all categories that comprise the bonus at a “target” level; (iv) the cash component of any Long Term Incentive Plan award accelerated to, and calculated on, the date of termination; (v) the Company shall cause all outstanding Company stock options and restricted stock (including TSR) awards awarded to Executive prior to termination of employment to be one hundred percent (100%) vested at termination.

For purposes of this provision, Executive resigns with “Good Reason” if Executive provides written resignation within thirty (30) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events: (A) the assignment to Senior Vice President and Chief Commercial Operations Officer or a material alteration in the nature of the duties, responsibilities and/or reporting obligations, (B) a reduction in Executive’s Base Salary or a failure to pay any such amounts when due; or (C) the relocation of Company headquarters more than thirty (30) miles from its current location.

Severance Pay will only be made if Executive executes and delivers to Company, in a form prepared by Company, a release of all claims against Company and other appropriate parties, excluding Company’s performance under the Section 9 and Executive’s vested rights under Company sponsored retirement plans, 401K plan and stock ownership plans (the “General Release”). Payment or provision of Severance Pay shall commence on the ninetieth (90th) day following the Termination Date (the “Commencement Date”), provided that the payments required under clause 9(b)(i), 9(b)(iii) and 9(b)(iv) shall be made in equal monthly installments over a twelve (12) month period starting on the Commencement Date (subject to the requirements of Section 409A). However, no payments described under clause 9(b)(i), 9(b)(iii) and 9(b)(iv) shall be made at any time if the General Release is not executed prior to the Commencement Date (or is executed and revoked prior to the Commencement Date, or is revocable after the Commencement Date).

3.	Paragraph 9(c) is deleted in its entirety and replaced with the following:

If Executive is notified that she is being terminated by Company without Cause, or resigns for Good Reason, in connection with or within eighteen (18) months following a Change in Control of Company, Executive will be entitled, in addition to the Standard Entitlements payable in accordance with Section 9(a), the benefits set forth in Section 9(b)(i), (ii), (iii) and (iv). In connection with any Change in Control of Company, any outstanding unvested Company stock options, restricted stock and TSRs awarded to Executive prior to the Change in Control shall be treated in accordance with the applicable provision of the Company’s Long Term Incentive Plan regarding a Change in Control of Company and any stock options, restricted stock and TSRs awarded subsequent to the Change in Control shall be treated in accordance with Section 9(b). Executive shall also be entitled to the following additional amounts: (i) the then current base salary under Section 4 for a period of 18 months (i.e., a total of up to 36 months of base salary) (the “Additional Salary”), and (ii) insurance coverage provided to her equal to such coverage provided to her on the date of termination at no cost or, if ineligible for continued coverage under Company policies, reimbursement of the cost of comparable coverage for an additional period of 18 months (i.e., a total of up to 36 months of insurance coverage (the “Additional Insurance Coverage”). Notwithstanding the above, the time period for the purpose of calculating the amount of Additional Salary and Additional Insurance Coverage shall be reduced a total of one month for each month up to 18 months in which Executive remains employed following a Change in Control of Company, but in no event shall the Additional Salary and Additional Insurance Coverage be less than six (6) months (for a total of not less than twenty four (24) months). (By way of example, only, if Executive is terminated pursuant to this paragraph 9(c) within the first month of employment following a Change in Control of Company, the time period for calculating the total amount of Additional Salary and Additional Insurance Coverage shall be 18 months; if Executive is terminated pursuant to this paragraph 9(c) within the second month following a Change in Control of Company, the time period for calculating the total amount of Additional Salary and Additional Insurance Coverage shall be 17 months, etc.). For the purpose of Section 9(c) and Section 9(d) below, a written notice that Executive’s employment term is not extended pursuant to Section 2 within the 18-month period following a Change in Control of Company shall be deemed to be a termination without Cause, unless Executive and Company execute a new employment agreement effective as of the date on which Agreement would otherwise have renewed. The term “Change in Control of Company” shall mean the occurrence of a “change in ownership of the Company,” a “change in effective control of the Company.,” or “a change in ownership of a substantial portion of the Company’s assets,: each within the meaning of Section 409A and Treasury Regulation Section 1.409A-3(i)(5).

4.	Paragraph 9(d) is deleted in its entirety and replaced with the following:

Executive also shall be deemed to have been terminated by the Company without Cause, and shall be entitled, in addition to the Standard Entitlements payable in accordance Section 9(a), to the additional benefits set forth in Section 9(b)(i), (ii) and (iii), and the additional Severance Pay payable in accordance with Section 9(c), if a majority of the Company’s Abbreviated New Drug Applications (the “ANDAs”) are sold, other than for restructuring the Company’s intellectual property within its discretion through or to a controlled entity, and the Company or the new organization owning the ANDAs terminates Executive’s employment without Cause, or Executive resigns for Good Reason, in connection with such sale, or within eighteen (18) months of such sale. In event of such sale, any outstanding unvested Company stock options, restricted stock and TSRs awarded to Executive prior to the Change in Control shall be treated in accordance with the applicable provision of the Company’s Long Term Incentive Plan regarding a Change in Control of Company and any stock options, restricted stock and TSRs awarded subsequent to the Change in Control shall be treated in accordance with Section 9(b). In the event of such a sale of the ANDAs, the Company shall obtain a covenant of the new organization that if the new organization terminates the Executive’s employment without Cause, or the Executive resigns for Good Reason from the new organization, the Company and the new organization shall have the joint and several obligation to pay the Severance Pay delineated in the Section 9. The agreement of sale will make clear that the parties (i.e., the Company and the new organization) intend that Executive is a third party beneficiary of this obligation.

5.	Miscellaneous. Except as set forth herein, all of the terms of the Employment Agreement, First Addendum and Second Addendum remain in full force and effect. To the extent that there are inconsistencies between this Third Addendum and the First Addendum, Second Addendum and/or Employment Agreement, the provisions of this Third Addendum shall control and shall supersede the applicable provisions of the First Addendum, Second Addendum and/or Employment Agreement.

6.	Counterparts. This Third Addendum may be executed in Counterparts, which together shall constitute one Agreement.

IN WITNESS WHEREOF, each of the Parties hereby executes this Third Addendum to the Employment Agreement as of the date first written above.

LANNETT COMPANY, INC.

By:	/s/ Timothy Crew	/s/ Maureen Cavanaugh
	Timothy Crew	Maureen Cavanaugh
	Chief Executive Officer	Senior Vice President and Chief Commercial Operations Officer